Exhibit 99.5

                        Charter and Operating Guidelines

                 Audit and Finance Committee (Finance Capacity)
                            The ServiceMaster Company
             (as adopted by the Board of Directors on July 19, 2002)

The Board of Directors of the Company (the "Board") has developed and approved this Charter and Operating Guidelines to set forth a clear mission of the Audit and Finance Committee in its capacity as a finance committee of the Board (the "Committee"). Through it, the Board has sought to establish practices and policies for the Committee.

The primary function of the Committee is to serve as a committee of special expertise on financial matters affecting the Company.

The authority, responsibilities and membership of the Committee are set forth in the Bylaws of the Company. It is the intent of this Charter and Operating Guidelines to clarify the relationship of the Committee to the Board and management.


Composition

The members of the Committee are appointed as provided in the Bylaws. The Committee shall be comprised of at least three directors as determined by the Board, all of whom shall be independent. An independent director is defined as one who has no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Members of the Committee shall have a basic understanding of finance and accounting, be able to read and understand fundamental financial statements and at least one member of the Committee shall have accounting or related financial management expertise. In addition, no former member of management can serve on the Committee. The Committee shall be chaired by the person designated as Chairman of the Committee.


Meetings

The Committee will meet at least three times annually, or more frequently as circumstances may warrant. Generally, and as appropriate, the Committee will meet with and receive reports from the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Controller, Treasurer and other members of management. The Committee may hold executive sessions to discuss any matters that the Committee believes should be discussed privately.


Authority and Responsibilities

The Board delegates certain responsibilities and duties to the Committee to assist the Board in fulfilling its oversight responsibilities. The Committee shall have the authority to:

     1. review financial reports and analyses and shall make recommendations on financial matters to the Board or the Executive Committee;


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     2.   periodically review the Company's Commitment Authority Policy and make recommendations to the Board with respect thereto;

     3. review the Company's dividend policy and make recommendations to the Board with respect thereto;

     4. review management's requests for new financing arrangements, whether debt or equity, and make determinations or recommendations to the Board with respect thereto in accordance with the Company's Commitment Authority Policy;

     5. review management's recommendations concerning significant acquisitions, dispositions, capital investments, venture fund investments and other significant financial commitments and make determinations or recommendations to the Board with respect thereto in accordance with the Company's Commitment Authority Policy;

     6. review proposed major contracts or programs and make determinations or recommendations to the Board with respect thereto in accordance with the Company's Commitment Authority Policy;

     7. review matters relating to the repurchase of stock or the repurchase or redemption of debt and make recommendations to the Board with respect thereto in accordance with the Company's Commitment Authority Policy;

     8. review financial transactions or arrangements between the Company and one or more directors or corporate officers, other than compensation decisions, and make recommendations to the Board with respect thereto in accordance with the Company's Commitment Authority Policy;

     9.   determine through its Chairman the agenda of its meetings; and

     10. exercise such other authority which shall be delegated to the Committee by the Board, including pursuant to the Company's Commitment Authority Policy, or which the Committee shall deem reasonably related to any authority delegated to the Committee in or pursuant to the Bylaws.

In fulfilling its oversight responsibilities, the Committee may, in the name and on behalf of the Company, retain a firm to act as a financial advisor (and in that capacity to provide customary reports and opinions) in accordance with the Company's Commitment Authority Policy.


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